                                                                     EXHIBIT 3.1


                  CERTIFICATE OF DESIGNATION OF PREFERENCES OF
                      SERIES C CONVERTIBLE PREFERRED STOCK
                       OF APPLIED DIGITAL SOLUTIONS, INC.
                             A MISSOURI CORPORATION

         Garrett A. Sullivan hereby certifies that:

         A. He is the President of Applied Digital Solutions, Inc. (the "COMPANY"), a Missouri corporation.

         B. Pursuant to the authority vested in the Board of Directors of the Company given by Article Three of the Company's Second Restated Articles of Incorporation, as amended as of September 5, 2000, the Board of Directors of the Company has duly adopted the following resolutions:

                  NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issue of a series of Preferred Stock of the corporation consisting of one hundred thousand (100,000) shares designated as "Series C Convertible Preferred Stock," and does hereby fix the preferences, qualifications, limitations, restrictions and special or relative rights relating to said Series C Convertible Preferred Stock as follows:

                  (1) DESIGNATION; VOTING RIGHTS.

                           (a) The series of preferred stock established hereby
shall be designated the "Series C Convertible Preferred Stock," which series shall herein be referred to as the "SERIES C-1 PREFERRED SHARES" or the "SERIES C-2 PREFERRED SHARES", as the case may be, (collectively, the "SERIES C PREFERRED SHARES") and the authorized number of Series C Preferred Shares shall be 100,000. Except as expressly provided herein, each of the Series C-1 Preferred Shares and the Series C-2 Preferred Shares shall have the same preferences, qualifications, limitations, restrictions and special or relative rights. The stated value per Series C Preferred Share shall be $1,000 (the "STATED VALUE").

                           (b) The holders of the outstanding Series C Preferred
Shares (collectively, the "HOLDERS" and each a "HOLDER") shall have no voting rights with respect to the Series C Preferred Shares, except as required by law, including but not limited to The General and Business Corporation Law of Missouri, and as expressly provided in this Certificate of Designation.

                  (2) HOLDER'S CONVERSION OF SERIES C PREFERRED SHARES. A Holder shall have the right, at such Holder's option, to convert the Series C Preferred Shares into shares of the Company's common stock, $.001 par value per share (the "COMMON STOCK") (as converted, the "CONVERSION SHARES"), on the following terms and conditions:


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                           (a) CONVERSION RIGHT. (i) Subject to the provisions
of Section 3(g) below and the restrictions identified herein, any Holder shall be entitled to convert at any time or from time to time on or after the initial date the first Series C Preferred Shares are issued (the "INITIAL ISSUANCE DATE") any or all of such Holder's Series C Preferred Shares into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 2(d) below) of Common Stock, at the Conversion Rate (as defined below).

                           (ii) In addition to the conversion rights set forth
in Section 2(a)(i), at any time beginning at the earlier of (A) 90 days from the Initial Issuance Date and (B) the effectiveness of the Initial Registration Statement (as defined below), and if applicable, (A) 90 days from the Additional Closing Date (as defined below), and (B) the effectiveness of the Additional Registration Statement (as defined below) any Holder of Series C Preferred Shares shall be entitled to convert any or all of such Holder's Series C Preferred Shares into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 2(d) below) of Common Stock at either the Conversion Rate or the Alternate Conversion Rate (as defined below); PROVIDED, HOWEVER, that such Holder's right to convert:

                           (x) any then outstanding Series C-1 Preferred Shares
                  pursuant to this Section 2(a)(ii) at the Alternate Conversion Rate shall not apply if, after the Initial Registration Statement is declared effective, the Closing Price (as defined below) of the Company's Common Stock is equal to or greater than 200% of the Conversion Price for such Series C-1 Preferred Shares, for 20 out of any 30 consecutive trading days and the Initial Registration Statement has remained effective at all times during and through the end of such 30 consecutive trading day period; and

                           (y) any then outstanding Series C-2 Preferred Shares
                  pursuant to this Section 2(a)(ii) at the Alternate Conversion Rate shall not apply if, after the Initial Registration Statement is declared effective, and if applicable, the Additional Registration Statement is declared effective, the Closing Price of the Company's Common Stock is equal to or greater than 200% of the Conversion Price for such Series C-2 Preferred Shares, for 20 out of any 30 consecutive trading days and such Registration Statement has remained effective at all times during and through the end of such 30 consecutive trading day period (the events described in clause (x) and (y) each being hereinafter referred to as an "ALTERNATE CONVERSION RATE ELIMINATION EVENT").

In the event that the Company issues any Series C-2 Preferred Shares after any Alternate Conversion Rate Elimination Event (excluding Series C-2 Preferred Shares issued as part of a dividend payment pursuant to Section 7 below), each newly issued Series C-2 Preferred Share shall once again be entitled to the Alternate Conversion Rate provision until such time as there is another Alternate Conversion Rate Elimination Event relating specifically to the Series C-2 Preferred Shares.

         Notwithstanding the provisions hereof, a Holder shall not at any time be entitled to elect to convert Series C Preferred Shares, and the Company shall not honor any request for such conversion, which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates to exceed 4.99% of the outstanding shares of the Common Stock following such conversion; provided,





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however, that the Holder may elect to waive this restriction upon not less than sixty-one (61) days prior written notice to the Company. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, the Company shall not be precluded from issuing any required shares of Common Stock pursuant to Section 2(c) hereof.

         For purposes of this Certificate of Designation, the following terms shall have the following meanings:

                  (i) "ADDITIONAL CLOSING DATE" shall have the meaning ascribed thereto in the Purchase Agreement.

                  (ii) "ADDITIONAL REGISTRATION STATEMENT" shall have the meaning ascribed thereto in the Registration Rights Agreement.

                  (iii) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares (including treasury shares) of Common Stock issued or sold (or, pursuant to Section (2)(g), deemed to be issued) by the Company after the Initial Issuance Date, whether or not subsequently reacquired or retired by the Company, other than (a) (i) shares of Common Stock issued upon conversion of the Series C Preferred Shares, (ii) shares of Common Stock issued upon exercise of the Warrants, or (iii) such number of additional shares of Common Stock as may become issuable by conversion of the Series C Preferred Shares and exercise of the Warrants by reason of adjustments required pursuant to the anti-dilution provisions applicable to such Warrants or Series C Preferred Shares; (b) shares of Common Stock issued pursuant to Approved Stock Plans (as defined herein); (c) shares of Common Stock issued in connection with acquisitions of the assets or stock of an unaffiliated third-party consummated on an arms length basis (including any brokerage commissions or finders fee relating thereto and any shares issuable in respect of rights granted by an acquired company which were in existence at the time of acquisition of such company by the Company); (d) shares of Common Stock issued in connection with joint ventures, licensing arrangements or strategic relationships, provided that no more than 10 million shares are so issued in the aggregate pursuant to clauses (c) and (d) during the three (3) month period beginning on the Initial Issuance Date; and (e) shares of Common Stock issued pursuant to any right (contingent or otherwise) to purchase such shares as set forth in Schedule 3(c)(i) to the Purchase Agreement.

                  (iv) "ALTERNATE CONVERSION PRICE" means:

                           (A) for the Series C-1 Preferred Shares, the product
                  of (x) the average of the Closing Price for the 10 trading days immediately preceding the Conversion Date and (y) (i) where the Conversion Date occurs during the period beginning on the Initial Issuance Date and expiring 149 days thereafter, 140%; (ii) where the Conversion Date occurs during the period beginning on the 150th day from the Initial Issuance Date and ending on the 180th day thereafter, 125%; (iii) where the Conversion Date occurs during the period beginning on the 181st day after the Initial Issuance Date and ending on the




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                  240th day thereafter, 115%; or (iv) where the Conversion Date occurs during the period beginning on the 241st day from the Initial Issuance Date, 110%; provided, HOWEVER, that during the period commencing on the Initial Issuance Date and ending 90 days thereafter, the Alternate Conversion Price shall not be less than the Hard Floor Price pertaining to the Series C-1 Preferred Shares;

                           (B) for the Series C-2 Preferred Shares, the product
                  of (x) the average of the Closing Price for the 10 trading days immediately preceding the Conversion Date and (y) (i) where the Conversion Date occurs during the period beginning on the Additional Closing Date applicable to the issuance of such Series C-2 Preferred Shares and expiring 149 days thereafter, 140%; (ii) where the Conversion Date occurs during the period beginning on the 150th day from the applicable Additional Closing Date and ending on the 180th day thereafter, 125%; (iii) where the Conversion Date occurs during the period beginning on the 181st day after the applicable Additional Closing Date and ending on the 240th day thereafter, 115%; or (iv) where the Conversion Date occurs during the period beginning on the 241st day from the applicable Additional Closing Date, 110%; PROVIDED, HOWEVER, that during the period commencing on the applicable Additional Closing Date and ending 90 days thereafter, the Alternate Conversion Price shall not be less than the Hard Floor Price pertaining to such Series C-2 Preferred Shares.

                  (v) "ALTERNATE CONVERSION RATE" shall be determined according to the following formula:

                     Stated Value + Amount of Accrued but Unpaid Dividends
                     -----------------------------------------------------
                               Alternate Conversion Price

                  (vi) "APPROVED STOCK PLAN" means any contract, plan or agreement which has been or shall be approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, director, consultant or other service provider of the Company in an aggregate amount that does not exceed 25% of the Company's then outstanding Common Stock.

                  (vii) "AVERAGE MARKET PRICE" shall mean the average of the Closing Price of the Common Stock for the ten (10) trading days immediately preceding the applicable date.

                  (viii) "CLOSING PRICE" means, for any security as of any date, the last closing trade price on the Nasdaq National Market at 4:00 p.m., New York City Time as reported by Bloomberg, or, if the Nasdaq National Market is not the principal securities exchange for such security, the last closing price at 4:00 p.m., New York City Time of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing price at 4:00 p.m., New York City Time of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no



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closing price is reported for such security by Bloomberg, the last trade price at 4:00 p.m., New York City Time of such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the bid prices at 4:00 p.m., New York City Time of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for such security on such date, as set forth above, the Closing Price of such security shall be the fair market value as determined in good faith by an investment banking firm jointly selected by the Company and the Holders, with the fees and expenses of such determination borne solely by the Company.

                  (ix) "CONVERSION DATE" means the date of delivery of a Conversion Notice pursuant to Section (2)(b)(i) hereof.

                  (x) "CONVERSION PRICE" means:

                           (a) as to the Series C-1 Preferred Shares to be
issued on the Initial Issuance Date, and any Series C-1 Preferred Shares to be issued as a dividend payment on such shares pursuant to Section 7 hereof: (i) for the period commencing on the Initial Issuance Date and ending on the 90th day thereafter, $7.5626 and (ii) for the period commencing on the 91st day after the Initial Issuance Date, $5.6720;

                           (b) as to the Series C-2 Preferred Shares to be
issued at any Additional Closing (as defined in the Purchase Agreement), and any Series C-2 Preferred Shares issued as a dividend payment on such shares pursuant to Section 7 hereof, $5.00 (subject to adjustment for stock splits, combinations and similar events).

                  (xi) "CONVERSION RATE" shall be determined according to the following formula:

                 Stated Value + Amount of Accrued but Unpaid Dividends
                 -----------------------------------------------------
                                    Conversion Price

                  (xii) "HARD FLOOR PRICE" means, in respect of any Series C-1 Preferred Shares or Series C-2 Preferred Shares, the lesser of (i) $6.00 (subject to adjustment for stock splits, combinations and similar events) or
(ii) the Conversion Price pertaining to such Series C-1 Preferred Shares or the Series C-2 Preferred Shares, as the case may be.

                  (xiii) "INITIAL REGISTRATION STATEMENT" shall have the meaning ascribed thereto in the Registration Rights Agreement.

                  (xiv) "PRINCIPAL MARKET" means the Nasdaq National Market, or if the Common Stock is not traded on the Nasdaq National Market, then the principal securities exchange or trading market for the Common Stock.

                  (xv) "PURCHASE AGREEMENT" means the Securities Purchase Agreement dated as of October 25, 2000 by and among the Company and the Buyers signatory thereto.




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                  (xvi) "REGISTRATION RIGHTS AGREEMENT" means the Registration
Rights Agreement dated as the Initial Issuance Date by and among the Company and the initial Holders.

                  (xvii) "SEC" means the United States Securities and Exchange Commission.

                  (xviii) "UNDERLYING COMMON STOCK" means the shares of Common Stock issuable upon conversion of all the outstanding Series C Preferred Shares and upon exercise of all the outstanding Warrants, without regard to any restrictions on conversion or exercise.

                  (xix) "WARRANTS" shall mean the common stock purchase warrants (and any such warrants issued in substitution therefor) issued pursuant to the terms of the Purchase Agreement.

         (b) MECHANICS OF CONVERSION. Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 4 below:

                  (i) HOLDER'S DELIVERY REQUIREMENTS. To convert Series C Preferred Shares into full shares of Common Stock on any Conversion Date, the Holder thereof shall (A) deliver by courier or transmit by facsimile, for receipt on or prior to 11:59 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion set forth in the form attached hereto as Exhibit I (the "CONVERSION NOTICE"), to the Company and its designated transfer agent (the "TRANSFER AGENT"), and
         (B) if required by Section 2(b)(vi), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Series C Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES").

                  (ii) COMPANY'S RESPONSE. Upon receipt by the Company and the Transfer Agent of the Conversion Notice by courier or facsimile, the Company shall, (A) on the next business day following the date of receipt (or the second business day following the date of receipt if received after 11:00 a.m. local time of the Company) send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the second (2nd) business day following the date of receipt (or the third business day following the date of receipt if received after 11:00 am local time of the Company) by the Company or the Transfer Agent (as applicable), (I) provided that the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, and if such shares shall not require any restrictive legend, credit such aggregate number of shares of Common Stock to which the Holder shall be




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         entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission System, or (II) if the Transfer Agent is not participating in the DTC Fast Automated Securities Program, the Holder requests or such shares require a restrictive legend, issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.

                  (iii) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Conversion Price or the Alternate Conversion Price, the Company shall promptly issue to the Holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) business day of receipt of such Holder's Conversion Notice. If such Holder and the Company are unable to agree upon the determination of the Conversion Price or the Alternate Conversion Price within one (1) business day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall within one (1) business day submit via facsimile the disputed determination of the Conversion Price or the Alternate Conversion Price to PricewaterhouseCoopers LLP or another an independent, reputable accounting firm of national standing acceptable to the Company and such Holder of Series C Preferred Shares. The Company shall cause such accounting firm to perform the determinations or calculations and notify the Company and the Holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such accounting firm's determination shall be binding upon all parties absent manifest error. The reasonable fees and expenses of the accounting firm shall be borne by the party whose calculation is furthest from the accounting firm's determination. The Company shall not be required to pay damages or be subject to other remedies or penalties pursuant to this Certificate of Designation or otherwise in the event of a delay in the delivery of Series C Preferred Shares for which there is a good faith dispute as to the Conversion Price or Alternate Conversion Price which is being resolved in a timely manner in accordance with the terms of this
         Section 2(b)(iii).

                  (iv) RECORD HOLDER. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Series C Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the close of business on the Conversion Date.




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                  (v) COMPANY'S FAILURE TO TIMELY CONVERT.

                           (A) CASH DAMAGES. If the Company shall fail (other
                  than as contemplated in Section 2(b)(iii) above or other than as a result of the situations described in Section 4(a) with respect to which the Holder has elected, and the Company has satisfied its obligations under, one of the options set forth in subparagraphs (i) through (iv) of Section 4(a)) to issue a certificate for or credit via DTC to a Holder on a timely basis as described in this Section 2(b), the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Series C Preferred Shares, the Company shall pay damages to such Holder equal to the greater of (x) actual damages incurred by such Holder as a result of such Holder's needing to "buy in" shares of Common Stock to satisfy its securities delivery requirements ("BUY IN ACTUAL DAMAGES") and (y) after the effective date of the Initial Registration Statement, or if applicable the Additional Registration Statement, if the Company fails to deliver shares of Common Stock within five days after the last possible date which the Company could have issued such Common Stock to such Holder without violating this Section 2(b), on each date such conversion is not timely effected, in an amount equal to 1% of the product of (i) the number of shares of Common Stock not issued to the Holder on a timely basis and to which such Holder is entitled and (ii) the Closing Price of the Common Stock on the last possible date which the Company could have issued such Common Stock to such Holder without violating this
                  Section 2(b).

                           (B) VOID CONVERSION NOTICE. If, for any reason, after
                  the tenth (10th) business day after delivery of a Conversion Notice, a Holder has not received all of the shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Series C Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Series C Preferred Shares that have not been converted pursuant to such Holder's Conversion Notice; provided that the voiding of Holder's Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(b)(v)(A) or otherwise.

                  (vi) BOOK-ENTRY. Notwithstanding anything to the contrary set forth herein, upon conversion of the Series C Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Series C Preferred Shares to the Company unless the full number of Series C Preferred Shares represented by the certificate are being converted. The Holder and the Company shall maintain records showing the number of Series C Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Series C Preferred Shares upon each such conversion. The Company shall confirm





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         to a Holder, within one business day of a request therefor, the number of Series C Preferred Shares represented by a certificate held by such Holder. In the event of any dispute or discrepancy, such records of the Company establishing the number of Series C Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Series C Preferred Shares represented by a certificate are converted as aforesaid, the Holder may not transfer the certificate representing the Series C Preferred Shares unless the Holder first physically surrenders the certificate representing the Series C Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new certificate of like tenor, registered as the Holder may request, representing in the aggregate the remaining number of Series C Preferred Shares represented by such certificate. The Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series C Preferred Shares, the number of Series C Preferred Shares represented by such certificate may be less than the number of Series C Preferred Shares stated on the face thereof. Each certificate for Series C Preferred Shares shall bear the following legend:

                           ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATION RELATING TO THE SERIES C PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(b)(vi) THEREOF. THE NUMBER OF SERIES C PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SERIES C PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(b)(vi) OF THE CERTIFICATE OF DESIGNATION RELATING TO THE SERIES C PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

                           (c) MANDATORY CONVERSION. If any Series C Preferred
Shares remain outstanding on the Mandatory Conversion Date (as defined below), then all such Series C Preferred Shares shall be converted as of such date in accordance with this Section 2(c) as if the Holders had given the Conversion Notice on the Mandatory Conversion Date, and the Conversion Date had been fixed as of the Mandatory Conversion Date, for all purposes of this Section 2. All Holders shall thereupon and within two (2) business days thereafter surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company or the Transfer Agent. No person shall after the Mandatory Conversion Date have any rights in respect of Series C Preferred Shares, except the right to receive shares of Common Stock on conversion thereof as provided in this Section 2. "MANDATORY CONVERSION Date" means October 23, 2003.

                           (d) FRACTIONAL SHARES. The Company shall not issue
any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Series C Preferred Share by a Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance




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


would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

                           (e) TAXES. The Company shall pay any and all taxes
which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series C Preferred Shares.

                           (f) EFFECT OF FAILURE TO OBTAIN AND MAINTAIN
EFFECTIVENESS OF REGISTRATION STATEMENT. (x) The Company shall file the Initial Registration Statement within 30 days of the Initial Issuance Date and, if necessary, shall file the Additional Registration Statement within 30 days of the applicable Additional Closing Date.

                           (y) (i) If the Initial Registration Statement is not
declared effective by the SEC on or before the 120th calendar day, or the 180th calendar day in the event of an underwritten offering elected by the Holders, following the Initial Issuance Date (the "INITIAL SCHEDULED EFFECTIVE DATE"), then for each consecutive thirty (30) day period following the Initial Scheduled Effective Date, each Holder of Series C Preferred Shares shall, until such time as the Initial Registration Statement is declared effective by the SEC (all such payments to be made in cash or in kind, at the Company's option), on the first day of each thirty (30) day period, be entitled to an amount equal to the product of (A) one and a half percent multiplied by (B) the Stated Value plus all accrued and unpaid dividends thereon, multiplied by (C) the number of Series C Preferred Shares held by such Holder.

                           (ii) If the Additional Registration Statement is not
declared effective by the SEC on or before the 120th calendar day, or the 180th calendar day in the event of an underwritten offering elected by the Holders, following the applicable Additional Closing Date (the "ADDITIONAL SCHEDULED EFFECTIVE DATE"), then for each consecutive thirty (30) day period following the Additional Scheduled Effective Date, each Holder of Series C-2 Preferred Shares shall, until such time as the Additional Registration Statement is declared effective by the SEC (all such payments to be made in cash or in kind, at the Company's option), on the first day of each thirty (30) day period, be entitled to an amount equal to the product of (A) one and a half percent multiplied by
(B) the Stated Value plus all accrued and unpaid dividends thereon, multiplied by (C) the number of Series C-2 Preferred Shares held by such Holder.

                           (g) ADJUSTMENT TO CONVERSION PRICE AND THE CLOSING
PRICE 3/4 DILUTION AND OTHER EVENts. In order to prevent dilution of the rights granted under this Certificate of Designation, the Conversion Price, the Alternate Conversion Price, the Hard Floor Price, and the Closing Price for any days during any measuring period prior to any of the events set forth below (the "ADJUSTING CLOSING PRICE", and the foregoing collectively, the "ADJUSTING NUMBERS") will be subject to adjustment from time to time as provided in this
Section 2(g). Any such adjustments to the Adjusting Numbers will be applicable to Series C Preferred Shares not yet converted or redeemed.

                           (i) DIVIDENDS AND DISTRIBUTIONS. If the Company shall declare or pay to the holders of the Common Stock a dividend or other distribution payable in shares of Common Stock or any other security convertible into or exchangeable for shares of Common Stock, each Holder shall be entitled to receive the number of shares of Common Stock or other securities convertible into or exchangeable for shares




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         of Common Stock, as applicable, which such Holder would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution as if the Series C Preferred Shares then held by such Holder had been converted at the Conversion Price or Alternate Conversion Price, as applicable, in effect immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution.

                           (ii) STOCK SPLITS AND COMBINATIONS. If the Company shall subdivide (by means of any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine (by means of any combination, reverse stock split or otherwise) the outstanding shares of Common Stock into a lesser number of shares, or issue by reclassification of shares of Common Stock any shares of the Company, the Adjusting Numbers, each as in effect immediately prior thereto shall be adjusted so that each Holder shall receive the number of shares of Common Stock which such Holder would have owned or been entitled to receive after the happening of any and each of the events described above if such Holder had converted the Series C Preferred Shares held by such Holder immediately prior to the happening of each such event on the day upon which such subdivision or combination, as the case may be, becomes effective. Additional Shares of Common Stock deemed to have been issued pursuant to this Section 2(g)(ii) shall be deemed to have been issued for no consideration.

                           (iii) ADJUSTMENT UPON ISSUANCE OF CERTAIN SECURITIES. If at any time during the one year period following the Initial Closing Date or at any time during the one year period following an Additional Closing Date, as applicable, the Company in any manner issues or sells (a "SUBSEQUENT FINANCING") pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "1933 ACT"), Regulation D or Regulation S of the 1933 Act or any other private placement (other than pursuant to Company authorized stock option plans with employees, consultants or directors of the Company) of any security convertible into, exchangeable for or exercisable for Common Stock or any other right to acquire Common Stock ("CONVERTIBLE SECURITIES") and such Subsequent Financing has a price per share for which Common Stock is issuable upon the conversion, exchange or exercise of such Convertible Security that is determined based on a formula that varies to the market price or may vary because of a reset other than standard anti-dilution adjustments (the formulation for such variable price being herein referred to as the "NEW FORMULA") and such New Formula is not calculated using the same formula used in determining the Conversion Price or the Alternate Conversion Price hereunder, then the Company shall within one (1) business day provide written notice thereof via facsimile and overnight courier to each affected Holder ("VARIABLE NOTICE") on the date of issuance of such Convertible Securities. From and after the date the Company issues any such Convertible Securities with a New Formula, a Holder of Series C-1 Preferred Shares or Series C-2 Preferred Shares, as applicable, shall have the right, but not the obligation, in its sole discretion to substitute the New Formula for the applicable Conversion Price or the Alternate Conversion Price upon conversion of such Series C-1 or C-2 Preferred Shares, as applicable, by designating in the Conversion Notice delivered upon conversion of such Series C Preferred Shares that solely for purposes of such conversion the Holder is relying on the New Formula rather than the formula relating to the calculation of the Conversion Price or the Alternate Conversion Price then in effect. A Holder's election to rely on a New Formula for a particular conversion of Series C Preferred Shares shall not obligate the Holder to rely on a New Formula for any future conversions of Series C Preferred Shares.

                           (iv) REORGANIZATION, RECLASSIFICATION, CONSIDERATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person (as defined below) or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "ORGANIC CHANGE." Provided that the Company has not redeemed shares pursuant to Section 3, prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance reasonably satisfactory to a majority of the Holders) to insure that each of the Holders will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder's then outstanding Series C Preferred Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder's Series C Preferred Shares had such Organic Change not taken place. In any such case, the Company will make appropriate provision (in form and substance reasonably satisfactory to a majority of the Holders) with respect to such Holders' rights and interests to insure that the provisions of Section 2(b) will thereafter be applicable to the Series C Preferred Shares (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such Organic Change, if the value so reflected is less than the Conversion Price in effect immediately prior to such Organic Change). The Company will not effect any such Organic Change, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from such Organic Change assumes, by written instrument (in form and substance reasonably satisfactory to a majority of the Holders) the obligation to deliver to each Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to acquire or receive. The provisions of this subparagraph (iii) shall similarly apply to successive Organic Changes. "PERSON" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                           (v) ADJUSTMENT UPON ISSUANCE OF OPTIONS AND
         CONVERTIBLE SECURITIES. If the Company at any time or from time to time after the date hereof shall issue, sell, grant or assume, or shall fix a record date for the determination of holders of any class of securities of the Company entitled to receive, any rights or options to subscribe for, purchase or otherwise acquire Additional Shares of Common Stock or any stock or other securities convertible into or exchangeable for Additional Shares of Common Stock (other than warrants issued as an ancillary part of any bank facility or borrowing from any financial institution not undertaken to raise or raising, directly or indirectly, equity capital which shall not exceed 100,000 shares) (such rights or options being herein called "OPTIONS" and such convertible or exchangeable stock or securities being herein called "CONVERTIBLE SECURITIES") (whether or not the rights thereunder are immediately exercisable) and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (the "NEW OPTION ISSUANCE PRICE") is less than the Average Market Price immediately prior to such time, then, and in each such case, the maximum number of Additional Shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading).

                           For purposes of this Section 2(g)(v), the New Option Issuance Price shall mean the amount determined by dividing (A) the total amount, if any, received and receivable by the Company as consideration for the issue, sale, grant or assumption of the Options or Convertible Securities in question, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the Company upon the exercise in full of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (B) the total maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration to protect against dilution) issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                  (vi) CHANGE IN OPTION PRICE OR RATE OF CONVERSION. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for any class of Common Stock change at any time, the Conversion Price at the time of such change shall be readjusted, effective on and after the date of such change, to the Conversion Price which would have been in effect on the date of such change had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price in excess of the amount of the adjustment originally made as a result of the issuance of such Option or Convertible Securities.

                  (vii) ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In case the Company at any time or from time to time after the date hereof shall issue or sell Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to other provisions of this Section 2(g), but excluding any Additional Shares of Common Stock issued in a Subsequent Financing in respect of which a Holder has elected to convert outstanding Preferred Shares to a New Formula pursuant to Section 2(g)(iii) hereof), without consideration or for a consideration per share less than either the Average Market Price or the Conversion Price in effect immediately prior to such issue or sale (the "BASE PRICE"), then, and in each such case, the Conversion Price shall be reduced, to a price determined by multiplying such Conversion Price by a fraction

                  (A) the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale and (ii) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of such Additional Shares of Common Stock so issued or sold would purchase at the Base Price, and

                  (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale, PROVIDED that, for the purposes of this Section 2(g)(vii), (x) immediately after any Additional Shares of Common Stock are deemed to have been issued pursuant to the other provisions of this Section 2(g), such Additional Shares of Common Stock shall be deemed to be outstanding, and (y) treasury shares of Common Stock shall not be deemed to be outstanding.

                  (viii) NOTICES.

                  (A) Immediately upon any adjustment pursuant hereto, the Company will give immediate written notice thereof to each Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

                  (B) The Company will give written notice to each Holder at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, or (II) for determining rights to vote with respect to any Organic Change, dissolution or liquidation; PROVIDED that in no event shall such notice be provided to such Holder prior to such information being made known to the public.

                  (C) The Company will also give written notice to each Holder at least twenty (20) days prior to (i) the date on which any Organic Change, dissolution or liquidation will take place and (ii) the anticipated closing date of any Subsequent Financing.

                  (ix) Successive adjustments pursuant hereto shall be made whenever any event specified above shall occur. All calculations under this
Section 2(g) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

                  (x) OTHER DILUTIVE EVENTS. In case any event shall occur as to which the provisions of this Section 2(g) are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the Holder in accordance with the essential intent and principles of this Section 2(g), then, in each such case, the Board of Directors of the Company shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to preserve, without dilution, the conversion rights represented by this Section 2.

                  (xi) NO DILUTION OR IMPAIRMENT. The Company shall not, by amendment of its certificate of incorporation or through any Organic Change or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation. Without limiting the generality of the foregoing, the Company (A) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock, free from all taxes, liens, security interests, encumbrances, preemptive rights and charges on the conversion of the Series C Preferred Shares, (B) shall not take any action which results in any adjustment pursuant hereto if the total number of shares of Common Stock issuable after the action upon the conversion of the Series C Preferred Shares would exceed the total number of shares of Common Stock then authorized by the Company's articles of incorporation and available for the purpose of issue upon such exercise, and (C) shall not permit the par value of any shares of stock receivable upon the conversion of the Series C Preferred Shares to exceed the amount payable therefor upon such exercise.

         (3) CONVERSION/REDEMPTION UPON MAJOR TRANSACTION; REDEMPTION OPTION UPON TRIGGERING EVENT; COMPANY REDEMPTION OPTION.

                  (a) (i) CONVERSION/REDEMPTION UPON MAJOR TRANSACTION. Upon (x) a public announcement by the Company of a Major Transaction (the "ANNOUNCEMENT DATE") or (y) receipt by the Holders of a Notice of Major Transaction (as defined below), then each Holder shall have the right to elect to convert such Holder's Series C Preferred Shares then outstanding by delivering a Conversion Notice in accordance with Sections 2(b) and 3(e) hereof, at the lesser of the Conversion Price or the Alternate Conversion Price in effect on the Conversion Date or the Announcement Date (as specified in such Conversion Notice); provided however, that if such Major Transaction occurs within 180 days of the Initial Issuance Date, then each Holder shall have the right to convert at the lesser of the Conversion Price or an Alternate Conversion Price equal to 110% of the average of the Closing Price of the Company's Common Stock for the 10 trading days immediately preceding the Announcement Date or the Conversion Date, whichever is lower; provided, further, if the Company is unable to deliver Common Stock that may be forthwith sold (hereinafter, "FREELY TRADEABLE SHARES") pursuant to an effective Registration Statement or Rule 144(k) under the 1933 Act ("RULE 144(K)") to the Holders to satisfy the request set forth in such Conversion Notice, the Company shall be obligated to (x) deliver to the Holders as many shares of Common Stock as may be forthwith sold pursuant to an effective Registration Statement or Rule 144(k) in exchange for the conversion of the appropriate number of shares of Preferred Stock covered by such a Conversion Notice and then (y) immediately prior to consummation of the applicable Major Transaction mandatorily redeem the balance of the such outstanding Series C Preferred Shares in cash at a price per Series C Preferred Share equal to the product of (A) the aggregate number of shares of Common Stock for which each such Series C Preferred Share would be converted into pursuant to such Conversion Notice (the "MANDATORY TRANSACTION SHARES") multiplied by (B) the Closing Price of the Common Stock on the date of delivery of the Conversion Notice ("MAJOR TRANSACTION REDEMPTION PRICE"). In the event that the Company fails to pay the Holders as provided in this Section 3(a), interest shall accrue at the rate of 2% per month (or such lesser amount allowed by law) on such outstanding amounts and be due and payable in arrears on the last day of each month (the "MANDATORY INTEREST"). If conversion does not occur under this
Section 3(a) or the Company does not elect to optionally redeem the Preferred Stock in connection with a Merger Transaction pursuant to Section 3(a)(ii) below, any Holder may, by delivery of a notice of election to put no later than three (3) business days prior to the consummation of the Major Transaction, require the Company to redeem, immediately prior to the consummation of the Major Transaction, such Holder's Series C Preferred Shares at a price per Series C Preferred Share equal to the sum of (x) 120% of the Stated Value, or in the event of the merger or consolidation of the Company into another Person (or a reverse triangular merger), 130% of the Stated Value, plus (y) accrued but unpaid dividends thereon. In the event any such Major Transaction is not consummated subsequent to delivery to the Company of a notice of election to redeem with respect to such failed Major Transaction then any such put election notice and any Conversion Notice shall be deemed null and void and such Holders shall be treated as though such failed Major Transaction was not contemplated and such conversion was not requested.

                  (ii) REDEMPTION AT THE COMPANY'S ELECTION UPON MERGER TRANSACTION. At any time or times on or after the date the Company publicly discloses a pending, proposed or intended Merger Transaction (as defined below), the Company shall have the right in its sole discretion, to require that all, but not less than all, of the outstanding Series C Preferred Shares (and any Series C Preferred Shares that may be issued pursuant to an Additional Closing

(as such term is defined in the Purchase Agreement) prior to the Merger Election Redemption Date (as defined below)) be redeemed ("MERGER REDEMPTION ELECTION") at a price per Series C Preferred Share equal to (A) 130% of the Stated Value plus (B) accrued but unpaid dividends thereon (the "MERGER REDEMPTION PRICE"); provided that the Conditions to Merger Redemption Election (as set forth below) are satisfied or waived by all the Holders of the Series C Preferred Shares then outstanding. The Company shall exercise its right to make a Merger Redemption Election by providing each Holder of Series C Preferred Shares written notice ("NOTICE OF MERGER REDEMPTION") by facsimile or overnight courier, after the public disclosure of a proposed, pending or intended Merger Transaction and at least twenty (20) trading days prior to the date of consummation of the Merger Transaction. The Notice of Merger Redemption shall indicate the anticipated date on which the Company shall redeem the outstanding Series C Preferred Shares ("MERGER ELECTION REDEMPTION DATE"), which date shall be the date of consummation of the Merger Transaction. If the Company has exercised its right of Merger Redemption Election and the conditions to such Merger Redemption Election have been satisfied then all Series C Preferred Shares outstanding at the time of the consummation of the Merger Transaction shall be redeemed as of the Merger Election Redemption Date by payment by or on behalf of the Company to each Holder of Series C Preferred Shares of the Merger Redemption Price concurrent with the closing of the Merger Transaction. All Holders of Series C Preferred Shares shall thereupon and within two (2) business days after the Merger Election Redemption Date, or such earlier date as the Company and each Holder of Series C Preferred Shares mutually agree, surrender all outstanding Series C Preferred Share certificates, duly endorsed for cancellation, to the Company. If the Company fails to pay the full Merger Redemption Price with respect to any Series C Preferred Shares on the Merger Election Redemption Date, the Merger Redemption Election shall be null and void with respect to such Series C Preferred Shares and the Holder of such Series C Preferred Shares shall be entitled to all the rights of a Holder of outstanding Series C Preferred Shares set forth in this Certificate of Designation. "CONDITIONS TO MERGER REDEMPTION ELECTION" means the following conditions: (i) on each day during the period beginning on the date the Company delivers its Notice of Merger Redemption to each Holder of the Series C Preferred Shares and ending on and including the date immediately preceding the Merger Election Redemption Date,
(A) no Permitted Blackout Period (as defined in the Registration Rights Agreement) shall be in effect and the Registration Statement shall have been effective and available for the sale of all of the Registrable Securities on each such date or (B) all Underlying Common Stock may be sold without restriction under Rule 144(k) (assuming cashless exercise of the Warrants) during such period; (ii) during the period beginning on the Initial Issuance Date and ending on and including the date immediately preceding the Merger Election Redemption Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares and Warrant Shares upon exercise of the Warrants to the Buyers on a timely basis as set forth in this Certificate of Designation and in the Warrant; (iii) the Company shall have received the Stockholder Approval (as defined in the Purchase Agreement); and (iv) the

Company shall not have failed to timely make any payments within 5 business days of when such payment is due, whether as interest or penalty payments, pursuant to this Certificate of Designation, the Purchase Agreement, the Registration Rights Agreement or the Warrants, including, but not limited to, Dividends, whether in shares of Preferred Stock or cash, default interest and cash payments due. Notwithstanding the above, any Holder of Series C Preferred Shares may convert such shares (including Series C Preferred Shares selected for redemption) into Common Stock pursuant to Section 2 on or prior to the date that is the business day immediately preceding the Merger Election Redemption Date. For purposes of this Section 3(a)(ii), "MERGER TRANSACTION" means the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company).

                  (b) REDEMPTION OPTION UPON TRIGGERING EVENT. In addition to all other rights of the Holders contained herein, after a Triggering Event (as defined below), to the extent the Company is not prohibited pursuant to the terms of the Credit Facility (as defined below), each Holder shall have the right in accordance with Section 3(f), at such Holder's option, to require the Company to redeem all or a portion of such Holder's Series C Preferred Shares at a price per Series C Preferred Share equal to the sum of (i) 130% of the Stated Value plus (ii) accrued but unpaid dividends thereon (the "TRIGGERING EVENT REDEMPTION PRICE" and, collectively with the "MAJOR TRANSACTION REDEMPTION PRICE", the "REDEMPTION PRICE").

                  (c) "MAJOR TRANSACTION". A "MAJOR TRANSACTION" shall be deemed to have occurred at such time as any of the following events:

                           (i) the consolidation or merger of the Company with or into another Person (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or pursuant to a merger after which the holders of the Company's outstanding capital stock immediately prior to the merger own a number of shares of the resulting company's outstanding capital stock sufficient to elect a majority of the resulting company's board of directors) ;

                           (ii) the sale, transfer, lease, disposal or abandonment (whether in one transaction or in a series of transactions) of all or substantially all of the Company's assets (other than a sale or transfer to an entity controlling, controlled by or under common control with the Company);

                           (iii) a purchase, tender or exchange offer for more than 50% of the outstanding shares of Common Stock or other voting securities of the Company is made and accepted by the holders thereof; or

                           (iv) any change of control or any other similarly defined event in the Credit Facility which gives any lender under the Credit Facility the right to accelerate payment of the obligations under the Credit Facility.

                  (d) "TRIGGERING EVENT". A "TRIGGERING EVENT" shall be deemed to have occurred at such time as any of the following events:

                 (i) notice from the Company that Common Stock issued or issuable upon conversion of the outstanding Series C Preferred Shares cannot be sold under the Registration Statement covering such Common Stock (the "SUSPENSION PERIOD"), for any period of five (5) consecutive trading days or any thirty (30) non-consecutive trading days in any period of 365 consecutive days due to a suspension in trading (other than by reason of a general suspension of trading of all securities on the applicable exchange or market) (a "SUSPENSION PERIOD DEFAULT");

                 (ii) failure of the Common Stock issued or issuable upon conversion of the outstanding Series C Preferred Shares to be saleable under the Initial Registration Statement or the Additional Registration Statement, as the case may be (the "EFFECTIVENESS SUSPENSION PERIOD"), for any period of five (5) trading days (whether or not consecutive) in any period of 365 consecutive days after the occurrence of any Permitted Blackout Period (as defined in the Registration Rights Agreement) following the effectiveness of the Initial Registration Statement or the Additional Registration Statement, as applicable, due to a suspension of the effectiveness of the applicable Registration Statement or a suspension of the use of the applicable Registration Statement by the Company by delivery of a notice that the applicable Registration Statement should not be used ("EFFECTIVENESS SUSPENSION PERIOD DEFAULT") unless during the Effectiveness Suspension Period, the Holders of Preferred Stock could have sold all such Underlying Common Stock without registration pursuant to Rule 144(k) of the Securities Act (assuming cashless exercise of the Warrants);

                 (iii) the failure of the Common Stock or the Conversion Shares issuable upon conversion of outstanding Series C Preferred Shares to be listed on the American Stock Exchange, The New York Stock Exchange, or the Nasdaq National Market (the "DELISTING PERIOD") for a period of ten
         (10) consecutive trading days or any 30 non-consecutive trading days during any period of 365 consecutive days (a "DELISTING PERIOD DEFAULT");

                 (iv) subject to Section 2(b)(iii), the Company's failure to deliver shares of Common Stock pursuant to a Conversion Notice within five (5) business days or the Company's notice to any Holder, including by way of public announcement or by failure to respond within three (3) days to a written demand from such Holder, at any time, of its intention not to comply with proper requests for conversion of any Series C Preferred Shares into shares of Common Stock, including due to any of the reasons set forth in Section 4(a) below other than Section 4(a)(y);

                 (v) the Company's failure to obtain Stockholder Approval (as defined in the Purchase Agreement) if such Stockholder Approval would then be required to permit the conversion of then outstanding shares of Preferred Stock and the exercise of all then outstanding Warrants, without regard to any limitations on conversion or exercise, unless (x) within 6 months from the Initial Issuance Date the Holders exercise their right to purchase Series C-2 Preferred Shares at an Additional Closing pursuant to the terms of the Purchase Agreement, (y) the

         Closing Price of the Company's Common Stock is below $5.00 and (z) the Company is then in full compliance with its obligations in respect of the calling of a stockholders' meeting which are set forth in Section 4(o) of the Purchase Agreement;

                 (vi) the Company shall have failed to make any Triggering Event Daily Payment (as defined in Section 3(k)) in a timely manner in accordance with Section 3(k);

                 (vii) either, (A) an event of default has occurred under the Credit Facility (as defined in Section 3(k) below) or other senior credit facilities where the aggregate amount of all such other senior credit facilities is equal to or exceeds $5,000,000 (the "OTHER SENIOR CREDIT FACILITIES"), which default has resulted in indebtedness thereunder becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable, or (B) a default by the Company in any payment when due at final maturity of any indebtedness under the Credit Facility or Other Senior Credit Facilities;

                 (viii) the Company's failure to deliver shares of Common Stock upon the Company's receipt of a Conversion Notice, due to the provisions of Section 11;

                 (ix) the failure of the Initial Registration Statement to be declared effective on or prior to the date that is 180 days, or 240 days in the event of an underwritten offering elected by the Holders, after the Initial Issuance Date;

                 (x) the failure of the Additional Registration Statement to be declared effective on or prior to the date that is 180 days, or 240 days in the event of an underwritten offering elected by the Holders, after the Additional Closing Date;

                 (xi) the Company's failure to retain a Transfer Agent that participates in the DTC Fast Automated Securities Transfer Program on or prior to the date that is 90 days after the Initial Issuance Date; or

                 (xii) the Company's failure to file the Initial Registration Statement on Form S-3 by the later of (A) November 21, 2000 or (B) the time specified in a waiver obtained by the Company from the SEC.

         (e) MECHANICS OF CONVERSION/REDEMPTION UPON MAJOR TRANSACTION. No sooner than thirty (30) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF MAJOR TRANSACTION") to each Holder. The Holders shall have the option to elect redemption of the Series C Preferred Shares as set forth in Section 3(a).

         (f) MECHANICS OF REDEMPTION AT OPTION OF HOLDER UPON TRIGGERING EVENT. Within one (1) business day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof (specifying the Triggering Event) via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to each Holder. At any time after receipt by a Holder of a Notice of Triggering Event or a Holder becoming aware of the existence of a Triggering Event, any Holder of Series C Preferred Shares then outstanding may require the Company to redeem, to the extent the Company is not prohibited pursuant to the terms of the Credit

Facility, all or any portion of such Holder's Series C Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF HOLDER UPON TRIGGERING EVENT") to the Company, which Notice of Redemption at Option of Holder Upon Triggering Event shall indicate
(i) the number of Series C Preferred Shares that such Holder is requesting redemption for and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to Section 3(b) above. Within one (1) business day of receipt of a Notice of Redemption at Option of Holder Upon Triggering Event, the Company shall deliver written notice via facsimile and overnight courier to such Holder of the Company's election to either redeem such Holder's Series C Preferred Shares in accordance with the Notice of Redemption at Option of Holder Upon Triggering Event or to be subject to the provisions of Section 3(k) herein.

         (g) FORCED DELISTING. After the occurrence of a Triggering Event described in Section 3(d)(viii), each Holder shall notify the Company by facsimile within three (3) business days of receipt of the applicable Notice of Triggering Event (a "DELISTING NOTICE") as to whether such Holder is requiring the Company to delist the Common Stock from the Principal Market. If so directed in one or more Delisting Notices by the Holders of at least a majority of the Series C Preferred Shares then outstanding, the Company shall, as promptly as practicable, but in no event more than five (5) business days after receipt of such Delisting Notices, delist the Common Stock from the Principal Market so that the Exchange Cap (as defined in Section 11) no longer applies and is of no force and effect after such fifth business day and have the Common Stock, at such Holders' option, traded on the electronic bulletin board or the "pink sheets."

         (h) CONVERSION CAP: REDEMPTION AT OPTION OF THE COMPANY. Except as otherwise provided herein, the Company shall not be obligated to issue any Conversion Shares with respect to the Series C-1 Preferred Shares in excess of 18,342,152 or Conversion Shares with respect to the Series C-2 Preferred Shares in excess of 20.8 million shares (subject to equitable adjustment for any stock split, stock dividend, recapitalization, exchange or similar event) (the "INITIAL CONVERSION Cap"), subject to increase as described below (the "ADJUSTED CONVERSION CAP" and, collectively with the Initial Conversion Cap, the "CONVERSION CAP"). No Holder of Series C-1 Preferred Shares or Series C-2 Preferred Shares, as applicable, shall be issued, upon conversion of such Series C Preferred Shares, Conversion Shares in an amount greater than the product of
(i) the Conversion Cap then in effect multiplied by (ii) a fraction, the numerator of which is the original principal amount of the Series C-1 Preferred Shares or Series C-2 Preferred Shares, as applicable, issued to such Holder pursuant to the Purchase Agreement and the denominator of which is the aggregate original principal amount of all the Series C-1 Preferred Shares or Series C-2 Preferred Shares, as applicable, issued to the Holders pursuant to the Purchase Agreement (the "CONVERSION ALLOCATION AMOUNT"). In the event that any Holder shall sell or otherwise transfer any or all of such Holder's Series C Preferred Shares in accordance with the terms of this Certificate of Designation, the Purchase Agreement, the Registration Rights Agreement and the Warrant, the transferee shall be allocated a pro-rata portion of such Holder's Conversion Allocation Amount as at the time of such sale or transfer. In the event that any

Holder of the Series C Preferred Shares shall convert all of such Holder's Series C Preferred Shares into a number of Conversion Shares which, in the aggregate, is less than such Holder's Conversion Allocation Amount, then the difference between such Holder's Conversion Allocation Amount and the number of Conversion Shares actually issued to such Holder shall be allocated to the respective Conversion Allocation Amounts of the remaining Holders on a pro-rata basis in proportion to the outstanding principal amount of Series C Preferred Shares then held by each such Holder. Notwithstanding the foregoing, the conversion restriction set forth in this Section 3(h) shall not apply at any time on and after the date on which the Company issues or notifies any Holder that the Company has elected to issue a number of Conversion Shares to such Holder in excess of such Holder's Conversion Allocation Amount unless the Company gives such Holder a Notice of Change of Election (as defined below). The Company shall confirm to a Holder, within one business day of a request therefor, the number of outstanding Series C Preferred Shares held by such Holder.

         If any Holder of the Series C Preferred Shares submits a Conversion Notice which would require the Company to issue Conversion Shares in excess of such Holder's Conversion Allocation Amount ("EXCESS CONVERSION AMOUNT"), the Company shall within five (5) business days of the Company's receipt of such Conversion Notice, send written notice by facsimile and first class post or airmail to all Holders stating the Company's election to either waive the Conversion Cap or redeem the Excess Conversion Amount ("NOTICE OF COMPANY REDEMPTION") at a price per Series C Preferred Share equal to the Stated Value plus accrued but unpaid dividends ("CONVERSION CAP REDEMPTION PRICE") which election to waive or redeem shall be binding on the Company with respect to all subsequent conversions by all Holders in respect of their Excess Conversion Amounts unless a notice of change of election is given by the Company at least 30 days in advance (a "NOTICE OF CHANGE OF ELECTION"). In the event that the Company elects to redeem the Excess Conversion Amounts, the Company shall pay the Conversion Cap Redemption Price to the Holder within ten (10) days after delivering the Notice of Company Redemption, which notice shall specify the mechanics of the delivery of such Holder's Preferred Stock Certificates to the Company and such Holder shall thereafter promptly send such Holder's Preferred Stock Certificates to be redeemed to the Company. If the Company fails to provide written notice within five (5) business days of the Company's receipt of the applicable Conversion Notice of the Company's election to redeem the Excess Conversion Amount then the Company shall be deemed to have irrevocably waived the Conversion Cap with respect to all conversions submitted thereafter by any of the Holders at any time prior to a Notice of Change of Election.

         (i) PAYMENT OF REDEMPTION PRICE. Upon (i) the occurrence of a Major Transaction, (ii) the Company's receipt of a Notice(s) of Redemption at Option of Holder Upon Triggering Event from any Holder or (iii) the delivery by the Company of a Notice of Company Redemption, the Company shall immediately notify each Holder by facsimile of the mechanics of the delivery of each Holder's Preferred Stock Certificates and each Holder shall thereafter promptly (or in the case of a Notice of Company Redemption, prior to the specified date) send such Holder's Preferred Stock Certificates to be redeemed to the Company. The Company shall deliver the Major Transaction Redemption Price, Triggering Event Redemption Price or Conversion Cap Redemption Price, as applicable, to such Holder (i) within ten (10) days after the Company's receipt of notices to affect a redemption or (ii) in the case of a Major Transaction, upon consummation thereof; provided that a Holder's Preferred Stock Certificates shall have been so delivered to the Company; provided further that if the Company is unable to redeem all of the Series C Preferred Shares, (i) in the case of the occurrence of a Major Transaction or receipt of a Notice of Redemption at Option of Holder Upon Triggering Event, the Company shall redeem an amount from each Holder equal to such Holder's pro-rata amount (based on the number of Series C Preferred Shares to be redeemed by such Holder relative to the number of Series C

Preferred Shares to be redeemed by all Holders) of all Series C Preferred Shares being redeemed and (ii) in the case of the Company Redemption Option, the Company's redemption election shall be null and void if it is unable to redeem all shares submitted for redemption. If the Company has elected to redeem Series C Preferred Shares and does not deliver the applicable Major Transaction Redemption Price, Triggering Event Redemption Price or the Conversion Cap Redemption Price to a Holder in accordance with the provisions of this Section 3(i), then the Company shall no longer be entitled to redeem Series C Preferred Shares at its option pursuant to Section 3(h).

         (j) In the case of the occurrence of a Major Transaction or the receipt of Notice(s) of Redemption at Option of Holder Upon Triggering Event, if the Company shall fail to redeem all of the Series C Preferred Shares submitted for redemption (other than pursuant to a dispute as to the arithmetic calculation of the Redemption Price), in addition to any remedy such Holder may have under this Certificate of Designation and the Purchase Agreement, the Redemption Price payable in respect of such unredeemed Series C Preferred Shares shall bear interest at the rate of 1.25% per month (prorated for partial months) until paid in full. In the case of a Major Transaction, a Triggering Event or delivery of a Notice of Company Redemption, until the Company pays such unpaid Major Transaction Redemption Price, Triggering Event Redemption Price or Conversion Cap Redemption Price, as applicable, in full to each Holder, Holders of the Series C Preferred Shares submitted for redemption pursuant to this Section 3 and for which the applicable Major Transaction Redemption Price, Triggering Event Redemption Price or Conversion Cap Redemption Price, as applicable, has not been paid, shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to each Holder all of the Series C Preferred Shares that were submitted for redemption by such Holder under this Section 3 and for which the Major Transaction Redemption Price, Triggering Event Redemption Price or Conversion Cap Redemption Price, as applicable, has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full Major Transaction Redemption Price, Triggering Event Redemption Price or Conversion Cap Redemption Price, as applicable, to each Holder, (i) redemption elections relating to a Major Transaction, the Notice(s) of Redemption at Option of Holder Upon Triggering Event or Notice of Company Redemption shall be null and void with respect to those Series C Preferred Shares submitted for redemption and for which the Major Transaction Redemption Price, Triggering Event Redemption Price or Conversion Cap Redemption Price, as applicable, has not been paid, and (ii) the Company shall immediately return any Series C Preferred Shares submitted to the Company by each Holder for redemption under this Section 3(j) and for which the Major Transaction Redemption Price, Triggering Event Redemption Price or Conversion Cap Redemption Price, as applicable, has not been paid. Notwithstanding the foregoing, in the event of a dispute as to the determination of the arithmetic calculation of the Major Transaction Redemption Price, Triggering Event Redemption Price, or Conversion Cap Redemption Price, as applicable, such dispute shall be resolved pursuant to
Section 2(b)(iii) above. Payments provided for in this Section 3 shall have priority to payments in respect of any securities of the Company that are junior in rank to the Series C Preferred Shares in connection with a Major Transaction.

         (k) ADDITIONAL RIGHTS OF THE HOLDERS OF THE SERIES C PREFERRED SHARES UPON THE OCCURRENCE OF A TRIGGERING EVENT. Subject to Section 3(f), in addition to any other remedies the Holders of the Series C Preferred Shares may have at law or in equity or pursuant to this Certificate of Designation, if a Triggering Event occurs then:

                  (i) on each day during the period beginning on and including the first day following the occurrence of a Triggering Event and ending on and including the date on which such Triggering Event is cured or all the outstanding Series C Preferred Shares are redeemed, the Company shall pay to each Holder of Series C Preferred Shares an amount in cash per Series C Preferred Share equal to two percent (2%) of the Liquidation Value (as defined in Section 8) of such Series C Preferred Share (each such payment, a "TRIGGERING EVENT DAILY PAYMENT");

                  (ii) immediately upon the occurrence of a Triggering Event and during the entire Reset Conversion Price Period (as defined below), the Conversion Price of the outstanding Series C Preferred Shares shall be reset (subject to further adjustment pursuant to this Certificate of Designation subsequent to such adjustment) (the "RESET CONVERSION PRICE") to equal the lesser of (I) the Conversion Price in effect for such Series C Preferred Shares on the date of the initial occurrence of such Triggering Event; (II) the Conversion Price in effect for such Series C Preferred Shares on the day prior to the date of the initial occurrence of such Triggering Event; or (III) the product of (a) 0.50 multiplied by (b) the lowest Closing Price of the Common Stock during the Reset Conversion Price Period. The Reset Conversion Price shall apply on each day during the period (the "RESET CONVERSION PRICE PERIOD") beginning on and including the date of the initial occurrence of such Triggering Event and ending on and including any date prior to the date on which the Company cures such Triggering Event and delivers written notice to each Holder stating that such Triggering Event has been cured, the Conversion Date or other date of determination with respect to which the determination is being made with respect to this Section 3(k)(ii); and

                  (iii) if the Triggering Event is pursuant to Section 3(d)(viii), and the Company has not yet obtained Stockholder Approval, then with the written consent of the Holders of at least a majority of the Series C Preferred Shares then outstanding, the Company shall issue the Conversion Shares notwithstanding that it might result in the de-listing of the Common Stock of the Company.

Notwithstanding anything to the contrary in clause (i) of this Section 3(k), the Company shall not be required to make Triggering Event Daily Payments in excess of an amount (the "TRIGGERING EVENT PAYMENT MAXIMUM") equal to the greater of $6,000,000, or such greater amount that the Company may pay without being in breach of the Second Amended and Restated Term and Revolving Credit Agreement dated as of October 17, 2000 among the Company, IBM Credit Corporation, IBM Financing (a division of IBM Canada Limited) and Ground Effects Ltd. (the "CREDIT FACILITY"). The Triggering Event Daily Payments shall be made by the Company in amounts up to the Triggering Event Payment Maximum on a daily basis based upon a fraction, the numerator of which is the number of Series C Preferred Shares then held by such Holder and the denominator of which is the aggregate number of all then outstanding Series C Preferred Shares held by all Holders.

         (4) INABILITY TO FULLY CONVERT.

                  (a) HOLDER'S OPTION IF COMPANY CANNOT FULLY CONVERT. If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock either (i) registered for resale under the Registration Statement or (ii) that may be sold under Rule 144(k) of the Securities Act for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law, the Nasdaq National Market or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all or any portion of the Common Stock which is to be issued to a Holder pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement or Rule 144(k), then the Company shall issue as many registered shares of Common Stock as it is able to issue in accordance with such Holder's Conversion Notice and pursuant to Section 2(b) above and, with respect to the unconverted Series C Preferred Shares, the Holder, solely at such Holder's option, can elect to (unless the Company issues and delivers the Conversion Shares underlying the unconverted Series C Preferred Shares prior to the Holder's election hereunder, in which case such Holder shall only be entitled to receive Buy In Actual Damages under Section 2(b)(v)):

                           (i) if the Company's inability to fully convert Series C Preferred Shares is pursuant to Section 4(a)(z) above, subject to Section 11 hereof, require the Company to issue restricted shares of Common Stock in accordance with such Holder's Conversion Notice and pursuant to Section 2(b) above; or

                           (ii) void its Conversion Notice and retain or have retained, as the case may be, the nonconverted Series C Preferred Shares that were to be converted pursuant to such Holder's Conversion Notice.

                  (b) MECHANICS OF FULFILLING HOLDER'S ELECTION. The Company shall forthwith send via facsimile to a Holder, upon receipt of a facsimile copy of a Conversion Notice from such Holder which cannot be fully satisfied as described in Section 4(a) above, a notice of the Company's inability to fully satisfy such Holder's Conversion Notice (the "INABILITY TO FULLY CONVERT NOTICE"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such Holder's Conversion Notice, (ii) the number of Series C Preferred Shares which cannot be converted and (iii) the applicable Required Redemption Price. Such Holder must within five (5) business days of receipt of such Inability to Fully Convert Notice deliver written notice via facsimile to the Company ("NOTICE IN RESPONSE TO INABILITY TO CONVERT") of its election pursuant to Section 4(a) above. Failure to deliver a Notice in Response to Inability to Convert shall be deemed an election pursuant to Section 4(a)(i).

                  (c) PRO-RATA CONVERSION AND REDEMPTION. In the event the Company receives a Conversion Notice from more than one Holder on the same day and the Company can convert and redeem some, but not all, of the Series C Preferred Shares pursuant to this Section 4, the Company shall convert and redeem from each Holder electing to have Series C Preferred Shares converted and redeemed at such time an amount equal to such Holder's pro-rata amount (based on the number of Series C Preferred Shares held by such Holder relative to the number of Series C Preferred Shares outstanding) of all Series C Preferred Shares being converted and redeemed at such time.

         (5) REISSUANCE OF CERTIFICATES. In the event of a conversion or redemption pursuant to this Certificate of Designation of less than all of the Series C-1 Preferred Shares or the Series C-2 Preferred Shares, as the case may be, represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Series C Preferred Shares a Preferred Stock Certificate representing the remaining Series C-1 Preferred Shares or the Series C-2 Preferred Shares, as the case may be, which have not been so converted or redeemed.

         (6) RESERVATION OF SHARES. As of the date hereof, the Company has reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Shares, such number of shares of Common Stock as shall be sufficient to effect the conversion of 200% of all of the number of shares of Common Stock into which the Series C-1 Preferred Shares that are issuable on the Initial Issuance Date are then convertible, without regard to restrictions on conversion. Subsequent to the date hereof, the Company shall reserve out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Shares, such number of shares of Common Stock as shall be sufficient to effect the conversion of 150% of all of the number of shares of Common Stock into which the outstanding Series C Preferred Shares are then convertible, without regard to restrictions on conversion.

         (7) DIVIDENDS. The Holders of the outstanding Series C Preferred Shares shall be entitled to receive cumulative dividends at the rate of 4% per annum of the Stated Value per Series C-1 Preferred Share or Series C-2 Preferred Share, as the case may be, to the Holders to whom such dividends are to be issued (the "DIVIDEND"). Such Dividend shall be payable quarterly in arrears on the last day of March, June, September and December of each year, commencing on December 31, 2000 (each of such dates being a "DIVIDEND PAYMENT DATE"). Such Dividend shall accrue on each Series C Preferred Share from the date of issuance of such Series C Preferred Shares (with appropriate proration for any partial dividend period) and shall accrue from day-to-day, whether or not earned or declared. Dividend payments made with respect to Series C Preferred Shares may be made, subject to the terms hereof, in cash when and as declared by the Board of Directors of the Company out of funds legally available therefor, or, at the option of and in the sole discretion of the Board of Directors of the Company, in whole or in part, by issuing fully paid and non assessable Series C-1 Preferred Shares or Series C-2 Preferred Shares, as the case may be, to the Holders to whom such dividends are to be issued (with the Stated Value thereof equal to the cash dividend amount) such that such Series C Preferred Shares plus the amount of cash dividend paid in part, if any, is equal to the amount of the cash dividend which would otherwise be paid on such Dividend Payment Date if such Dividend were paid entirely in cash; PROVIDED that (i) following 180 days after the Initial Issuance Date, the Dividend may be paid in Series C-1 Preferred Shares only if shares of Common Stock issuable upon conversion thereof is covered by an effective Initial Registration Statement or may otherwise be sold without limitation in accordance with Rule 144(k) under the 1933 Act, and (ii) following 180 days after the Additional Closing Date, the Dividend may be paid in Series C-2 Preferred Shares only if shares of Common Stock issuable upon conversion thereof is covered by an effective Initial Registration Statement, or if necessary, an effective Additional Registration Statement, or may otherwise be sold without limitation in accordance with Rule 144(k) under the 1933 Act . The issuance of such Series C Preferred Stock (plus the amount of cash dividend, if any, paid together therewith) shall constitute full payment of such Dividend. In no event shall an election by the Board of Directors of the Company to pay Dividends, in whole or in part, in cash on any Dividend Payment Date preclude the Board of Directors of the Company from electing any other available alternative in respect of all or any portion of any subsequent Dividend. On the Initial Issuance Date, the Company shall provide written notice to the Holders specifying whether Dividends shall be paid in the future in cash, additional Series C Preferred Shares or a specified combination thereof. This notice shall remain in effect unless the Company delivers a notice changing the individual payment method at least twenty (20) days prior to a Dividend Payment Date.

         (8) LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), after payment to holders of indebtedness specifically senior in rank to the Series C Preferred Shares but before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series C Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Series C Preferred Share equal to the sum of (i) Stated Value and (ii) all accrued and unpaid dividends (such sum being referred to as the "LIQUIDATION VALUE"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series C Preferred Shares as to payments of Preferred Funds (the "PARI PASSU SHARES"), then each Holder and each holder of Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designation, as a percentage of the full amount of Preferred Funds payable to all Holders and holders of Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

          (9) PREFERRED RANK. All shares of Common Stock of the Company shall be of junior rank to all Series C Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. All other shares of preferred stock shall not be of senior rank to all Series C Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. As long as the Series C Preferred Shares initially issued remain outstanding, then without the prior express written consent of the Holders of not less than a majority of the then outstanding Series C Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior rank or that is pari passu with the Series C Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the Holders of not less than a majority of the then outstanding Series C Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Articles of Incorporation or bylaws, or file any resolution of the Board of Directors of the Company with the Missouri Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the Holders relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company, with or into another Corporation, if the Series C Preferred Shares are not converted or redeemed in accordance with the terms hereof, such shares shall maintain their relative powers, designations and preferences provided for herein and no such merger shall result inconsistent therewith.

         (10) RESTRICTION ON REDEMPTION AND CASH DIVIDENDS WITH RESPECT TO OTHER CAPITAL STOCK. Until all of the outstanding Series C Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem or declare or pay any cash dividend or distribution on its Common Stock or any other capital stock without the prior express written consent of the Holders of not less than a majority of the then outstanding Series C Preferred Shares.

         (11) LIMITATION ON NUMBER OF CONVERSION SHARES. The Company shall not be obligated to issue, in the aggregate, more than that number of shares of Common Stock (such amount to be proportionately and equitably adjusted from time to time in the event of stock splits, stock dividends, combinations, reverse stock splits, reclassification, capital reorganizations and similar events relating to the Common Stock) (the "EXCHANGE CAP") that upon conversion of the Series C Preferred Shares and the exercise of the Warrants, would constitute a breach of the Company's obligations under the rules or regulations of the Principal Market or any other principal securities exchange or trading market upon which the Common Stock becomes traded; except that such limitation shall not apply in the event that the required number of the Holders of the Series C Preferred Shares have exercised their rights pursuant to Section 3(g) to have the Company remove the Common Stock from the Principal Market. The Exchange Cap shall be allocated among the Series C Preferred Shares pro rata based on the total number of outstanding Series C Preferred Shares.

         (12) VOTE TO CHANGE THE TERMS OF SERIES C PREFERRED SHARES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Holders of not less than a majority of the then outstanding Series C Preferred Shares, shall be required for any change to this Certificate of Designation or the Company's Second Restated Articles of Incorporation which would amend, alter, change or repeal any of the rights, preferences, qualifications, limitations, restrictions and special or relative rights of the Series C Preferred Shares.

         (13) LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series C Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the Holder contemporaneously requests the Company to convert such Series C Preferred Shares into Common Stock.

         C. The authorized number of shares of Preferred Stock of said corporation is five million, of which one share has been issued. The authorized number of shares of Series C Convertible Preferred Stock of said corporation is 100,000, none of which has been issued.

         I further declare under penalty of perjury under the laws of the State of Missouri that the matters set forth in this Certificate are true and correct of our own knowledge.

         DATED: October 21, 2000

                                                  /s/ GARRETT A. SULLIVAN
                                                  -----------------------
                                                      Garrett A. Sullivan
                                                      President

Attest:

/s/ RICHARD J. SULLIVAN
-----------------------
Secretary

STATE OF FLORIDA      )
                      )      ss.
COUNTY OF PALM BEACH  )

         On this 21 day of October in the year 2000, before me, Lynn Anderson, Notary Public in and for said state, personally appeared Garrett A. Sullivan, the President of Applied Digital Solutions, Inc., a Missouri corporation, and Richard J. Sullivan, the Secretary of the same, both known to me to be the persons who executed the foregoing instrument on behalf of said corporation and each acknowledged to me that they executed the same for the purposes therein stated.

                                                  /s/ LYNN ANDERSON
                                                  -------------------------
                                                      Notary Public

  My commission expires:
         8-22-2004
--------------------------

                                    EXHIBIT I

                         APPLIED DIGITAL SOLUTIONS, INC.
                                CONVERSION NOTICE

Reference is made to the Certificate of Designation of Preferences (the "CERTIFICATE OF DESIGNATION") of the Series C Convertible Preferred Stock of Applied Digital Solutions, Inc., a Missouri Corporation (the "COMPANY"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares and subseries of Series C Convertible Preferred Stock (the "SERIES C PREFERRED SHARES") of the Company indicated below into shares of Common Stock, par value $.001 per share (the "COMMON STOCK"), of the Company, by tendering the stock certificate(s) representing the Series C Preferred Shares specified below as of the date specified below.

Date of Conversion:                           --------------------------------
Subseries of Series C Preferred Shares
to be converted:
(Series C-1 Preferred Shares or Series C-2
Preferred Shares, as the case may be)          --------------------------------

Number of Series C
Preferred Shares to be converted:              --------------------------------

Stock certificate no(s). of Series C
Preferred Shares to be converted:              --------------------------------

Please confirm the following information:

Circle one: Conversion Price or Alternate
Conversion Price; and state price              --------------------------------

Number of shares of Common Stock
to be issued:                                  --------------------------------

The holder of the Series C Preferred Shares hereby represents that the conversion of such shares will not require any filing or expiration of any waiting period under the Hart-Scott Rodino Antitrust Improvement Act of 1976, as amended. Please issue and deliver the Common Stock and, if applicable, any check drawn on an account of the Company into which the Series C Preferred Shares are being converted in the following name and to the following address:

     Issue to:
                              -------------------------------------------------

     Facsimile Number:
                              -------------------------------------------------

     Authorization:
     (to be made by record holder of
     Series C Preferred Shares)

                              -------------------------------------------------

                              By:
                              -------------------------------------------------
                              Title:
                              -------------------------------------------------

Dated:

Account Number:
(if electronic book entry transfer)
                                     ------------------------------------------

Transaction Code Number:
(if electronic book entry transfer)
                                     ------------------------------------------